SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                 Motorola, Inc.
                                (Name of Issuer)

                          Common Stock, Par Value $3.00
                         (Title of Class of Securities)

                                    620076109
                                 (CUSIP Number)

                            Keith L. Schaitkin, Esq.
                                Icahn Capital LP
                          767 Fifth Avenue, 47th Floor
                            New York, New York 10153
                                 (212) 702-4380

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                  March 5, 2008
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            High River Limited Partnership

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            28,472,400

8  SHARED VOTING POWER
            0

9  SOLE DISPOSITIVE POWER
            28,472,400

10 SHARED DISPOSITIVE POWER
            0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            28,472,400

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.3%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Hopper Investments LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            28,472,400

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            28,472,400

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            28,472,400

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.3%

14 TYPE OF REPORTING PERSON
            OO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Barberry Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            28,472,400

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            28,472,400

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            28,472,400

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.3%

14 TYPE OF REPORTING PERSON
            CO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Partners Master Fund LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)  /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            48,882,571

8  SHARED VOTING POWER
            0

9  SOLE DISPOSITIVE POWER
            48,882,571

10 SHARED DISPOSITIVE POWER
            0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            48,882,571

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2.2%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Partners Master Fund II LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)               /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            15,811,087

8  SHARED VOTING POWER
            0

9  SOLE DISPOSITIVE POWER
            15,811,087

10 SHARED DISPOSITIVE POWER
            0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            15,811,087

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.7%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Partners Master Fund III LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            6,017,211

8  SHARED VOTING POWER
            0

9  SOLE DISPOSITIVE POWER
            6,017,211

10 SHARED DISPOSITIVE POWER
            0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            6,017,211

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.3%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Offshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)               /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            70,710,869

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            70,710,869

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            70,710,869

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            3.1%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Partners LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
             2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            43,178,731

8  SHARED VOTING POWER
            0

9  SOLE DISPOSITIVE POWER
            43,178,731

10 SHARED DISPOSITIVE POWER
            0

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            43,178,731

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.9%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Onshore LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            43,178,731

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            43,178,731

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            43,178,731

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.9%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Capital LP

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            113,889,600

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            113,889,600

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            113,889,600

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.1%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            IPH GP LLC

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            113,889,600

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            113,889,600

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            113,889,600

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.1%

14 TYPE OF REPORTING PERSON
            OO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Enterprises Holdings L.P.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            113,889,600

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            113,889,600

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            113,889,600

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.1%

14 TYPE OF REPORTING PERSON
            PN

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Icahn Enterprises G.P. Inc.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            113,889,600

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            113,889,600

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            113,889,600

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.1%

14 TYPE OF REPORTING PERSON
            CO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Beckton Corp.

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS
            WC

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            113,889,600

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            113,889,600

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            113,889,600

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            5.1%

14 TYPE OF REPORTING PERSON
            CO

                                  SCHEDULE 13D

CUSIP No.  620076109

1  NAME OF REPORTING PERSON
            Carl C. Icahn

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a) / /
            (b) / /

3  SEC USE ONLY

4  SOURCE OF FUNDS

5  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
            2(d) or 2(e)          /  /

6  CITIZENSHIP OR PLACE OF ORGANIZATION
            United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7  SOLE VOTING POWER
            0

8  SHARED VOTING POWER
            142,362,000

9  SOLE DISPOSITIVE POWER
            0

10 SHARED DISPOSITIVE POWER
            142,362,000

11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            142,362,000

12 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES  /  /

13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            6.3%

14 TYPE OF REPORTING PERSON
            IN

                                  SCHEDULE 13D

Item 1. Security and Issuer

     This Statement constitutes Amendment No. 1 to the Schedule 13D previously filed on February 6, 2008. All capitalized terms not otherwise defined shall have the meaning ascribed to such terms in the previously filed statement on
Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

     The aggregate purchase price of the 142,362,000 Shares purchased by the Reporting Persons collectively was $2,061,751,487.87 (including commissions). The source of funding for the purchase of these Shares was the general working capital of the respective purchasers. The Shares are held by the Reporting Persons in margin accounts together with other securities. Such margin accounts may from time to time have debit balances. Part of the purchase price of Shares purchased by High River was obtained through margin borrowing. Shares purchased by High River are maintained in a margin account that includes positions in securities in addition to Shares. The indebtedness of High River's margin account as of March 4, 2008 was approximately $1,238,823,767.

Item 5.  Interest in Securities of the Issuer

          (a) The Reporting Persons may be deemed to beneficially own, in the aggregate, 142,362,000 Shares, representing approximately 6.3% of the Issuer's outstanding Shares (based upon the 2,254,786,558 Shares stated to be outstanding as of January 31, 2008 by the Issuer in the Issuer's Form 10-K filed with the Securities and Exchange Commission on February 28, 2008 for the year ended December 31, 2007).

          (b) High River has sole voting power and sole dispositive power with regard to 28,472,400 Shares. Each of Hopper, Barberry and Carl C. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 48,882,571 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 15,811,087 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 6,017,211 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 43,178,731 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

          Each  of  Hopper,   Barberry  and  Mr.  Icahn,   by  virtue  of  their
     relationships to High River (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as disclosed in Item 2), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

          (c) The following table sets forth all transactions with respect to Shares effected by any of the Reporting Persons since the most recent filing on Schedule 13D. All such transactions were purchases of Shares effected in the open market, and the table includes commissions paid in per share prices.


Name of           Date of          No. of  Shares        Purchase
Reporting         Transaction      Purchased             Price Per Share (U.S.$)
Person
----------------- ---------------- --------------------- -----------------------
High River        02/28/08              1,267,120              10.5035
----------------- ---------------- --------------------- -----------------------
High River        02/29/08                132,880              10.1036
----------------- ---------------- --------------------- -----------------------
High River        02/29/08                200,000               9.9710
----------------- ---------------- --------------------- -----------------------
High River        02/29/08                900,000              10.0037
----------------- ---------------- --------------------- -----------------------
High River        02/29/08                100,000              10.0326
----------------- ---------------- --------------------- -----------------------
High River        03/03/08              1,000,000               9.7853
----------------- ---------------- --------------------- -----------------------
High River        03/04/08                900,000               9.6770
----------------- ---------------- --------------------- -----------------------
High River        03/05/08              1,114,580               9.9874
----------------- ---------------- --------------------- -----------------------
Icahn Master      02/28/08              2,491,798              10.5035
----------------- ---------------- --------------------- -----------------------
Icahn Master      02/29/08                232,557              10.1036
----------------- ---------------- --------------------- -----------------------
Icahn Master      02/29/08                350,026               9.9710
----------------- ---------------- --------------------- -----------------------
Icahn Master      02/29/08              1,575,116              10.0037
----------------- ---------------- --------------------- -----------------------
Icahn Master      02/29/08                175,012              10.0326
----------------- ---------------- --------------------- -----------------------
Icahn Master      03/03/08                869,412               9.7853
----------------- ---------------- --------------------- -----------------------
Icahn Master      03/04/08              1,545,157               9.6770
----------------- ---------------- --------------------- -----------------------
Icahn Master      03/05/08              1,913,556               9.9874
----------------- ---------------- --------------------- -----------------------
Icahn Master II   02/28/08                592,443              10.5035
----------------- ---------------- --------------------- -----------------------
Icahn Master II   02/29/08                 72,618              10.1036
----------------- ---------------- --------------------- -----------------------
Icahn Master II   02/29/08                109,297               9.9710
----------------- ---------------- --------------------- -----------------------
Icahn Master II   02/29/08                491,842              10.0037
----------------- ---------------- --------------------- -----------------------
Icahn Master II   02/29/08                 54,650              10.0326
----------------- ---------------- --------------------- -----------------------
Icahn Master II   03/03/08                779,884               9.7853
----------------- ---------------- --------------------- -----------------------
Icahn Master II   03/04/08                499,781               9.6770
----------------- ---------------- --------------------- -----------------------
Icahn Master II   03/05/08                618,941               9.9874
----------------- ---------------- --------------------- -----------------------
Icahn Master III  02/28/08                228,776              10.5035
----------------- ---------------- --------------------- -----------------------
Icahn Master III  02/29/08                 27,549              10.1036
----------------- ---------------- --------------------- -----------------------
Icahn Master III  02/29/08                 41,466               9.9710
----------------- ---------------- --------------------- -----------------------
Icahn Master III  02/29/08                186,591              10.0037
----------------- ---------------- --------------------- -----------------------
Icahn Master III  02/29/08                 20,733              10.0326
----------------- ---------------- --------------------- -----------------------
Icahn Master III  03/03/08                313,427               9.7853
----------------- ---------------- --------------------- -----------------------
Icahn Master III  03/04/08                190,201               9.6770
----------------- ---------------- --------------------- -----------------------
Icahn Master III  03/05/08                235,550               9.9874
----------------- ---------------- --------------------- -----------------------
Icahn Partners    02/28/08              1,755,463              10.5035
----------------- ---------------- --------------------- -----------------------
Icahn Partners    02/29/08                198,796              10.1036
----------------- ---------------- --------------------- -----------------------
Icahn Partners    02/29/08                299,211               9.9710
----------------- ---------------- --------------------- -----------------------
Icahn Partners    02/29/08              1,346,451              10.0037
----------------- ---------------- --------------------- -----------------------
Icahn Partners    02/29/08                149,605              10.0326
----------------- ---------------- --------------------- -----------------------
Icahn Partners    03/03/08              2,037,277               9.7853
----------------- ---------------- --------------------- -----------------------
Icahn Partners    03/04/08              1,364,861               9.6770
----------------- ---------------- --------------------- -----------------------
Icahn Partners    03/05/08              1,690,273               9.9874
----------------- ---------------- --------------------- -----------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: March 5, 2008

HIGH RIVER LIMITED PARTNERSHIP
         By: Hopper Investments LLC, general partner

         By:  /s/ Edward Mattner
              ------------------
              Name: Edward Mattner
              Title: Authorized Signatory

HOPPER INVESTMENTS LLC

         By:  /s/ Edward Mattner
              ------------------
              Name: Edward Mattner
              Title: Authorized Signatory

BARBERRY CORP.

         By:  /s/ Edward Mattner
              ------------------
              Name: Edward Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND II LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS MASTER FUND III LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN OFFSHORE LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN PARTNERS LP

         By:  /s/ Edward E. Mattner
              ---------------------
              Name: Edward E. Mattner
              Title: Authorized Signatory

ICAHN ONSHORE LP

         By:      /s/ Edward E. Mattner
         Name: Edward E. Mattner
         Title: Authorized Signatory

ICAHN CAPITAL LP
         By: IPH GP LLC, its general partner
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

IPH GP LLC
         By: Icahn Enterprises Holdings L.P., its sole member
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

ICAHN ENTERPRISES HOLDINGS L.P.
         By: Icahn Enterprises G.P. Inc., its general partner

         By:  /s/ Andrew Skobe
              ----------------
              Name: Andrew Skobe
              Title: Chief Financial Officer

ICAHN ENTERPRISES G.P. INC.

By:  /s/ Andrew Skobe
     ----------------
     Name: Andrew Skobe
     Title: Chief Financial Officer

BECKTON CORP.

By:  /s/ Edward E. Mattner
     ---------------------
     Name: Edward E. Mattner
     Title: Authorized Signatory


/s/ Carl C. Icahn
-----------------
CARL C. ICAHN




      [Signature Page of Amendment No. 1 to Schedule 13D - Motorola, Inc.]